EXHIBIT 99.1


                                 MEDAMICUS, INC.
                           CONFERENCE CALL TRANSCRIPT
                    1:30 p.m. Central Time, February 11, 2003

Good day. My name is Jim Hartman and I'm the President and Chief Executive Officer of Medamicus. My comments today will contain forward-looking statements that involve risks and uncertainties. Any number of factors could cause our results to vary from those that may be anticipated by some statements made today. You should read our press release issued this morning and our SEC filings including our Form 8-K filing in December 2002 for a listing of some of the factors that could cause results to differ materially.

I am very pleased with the results we achieved in 2002. We grew our top and bottom line by over 30 percent. We also laid the groundwork for new product development, new sales activity and revenue growth for 2003 and beyond. During my remarks today I will discuss the pertinent points related to our year-end and fourth quarter results, talk to some important events of the past quarter and our prospects for the years ahead, update you on the guidance provided in our December 8-K filing with the Securities and Exchange Commission, and then, as in the past, I will attempt to answer any questions you may have.

For the year ended December 31, 2002, sales from continuing operations totaled $17,879,000 compared to $13,648,000 for the year 2001, representing a 31 percent increase. Net income from continuing operations was $2,859,000, or $.57 per diluted share for the year, compared to pro forma after tax net income of $2,161,000 or $.47 per share in 2001. Income from 2001 also included an income tax benefit of $923,000 related to the recognition of unutilized net operating tax loss carry-forwards, a gain on the sale of the Company's Gynecology Division of $2,897,000, and income from operations of the discontinued Gynecology Division of $182,000. The important number here is the comparative net income from our continuing operations for the year of $.57 per share in 2002 compared to $.47 per share in 2001, representing a 32 percent increase.

Consistent with the guidance we provided, fourth quarter sales of $4,657,000 were approximately one percent greater when compared to a year ago. This modest increase was achieved in the face of nearly a $500,000 decline in Left Ventricle Lead Delivery System sales to Medtronic when measured against last year. Our net income for the fourth quarter of 2002 of $873,000, or $.18 per fully diluted share, was an 11 percent increase over comparative net income from continuing operations of $784,000, or $.16 per share, in the fourth quarter of last year.

For the year, sales of our core product line of bulk and kit-assembled venous introducers grew 37 percent over 2001, and 29 percent in the fourth quarter. This category includes standard introducer kits for Medtronic, plus bulk non-sterile introducers and some kitted products for a number of other companies. The increase in this category came from a combination of introducer sales to Bard Access Systems and sales to a number of new introducer customers coming on line in 2001 and expanding their purchases into 2002. We signed a supply agreement in late 2000 and began shipping product to Bard during the second quarter of 2001, completing the launch of all sizes by the end of the year. We believe Bard is the largest OEM purchaser of venous introducers in the world, and we are very proud that we have earned its trust as a valued supplier.

Over the past two years, we were also successful in obtaining the introducer business of a number of other significant players in the non-pacing venous access market, and sales to these companies continue to grow at double-digit rates. During the quarter, we sold introducers at a run rate of over 1.4 million introducers annually compared to an annualized run rate of just 400,000 units at the start of 2001, a continuing sign of


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our successful efforts to diversify the business and broaden our customer base, as well as establishing Medamicus as the largest manufacturer of introducers in the world with nearly 40 percent of the market.

Our new multi-year supply agreement signed with Medtronic in October 2002 naming Medamicus as the exclusive supplier of standard right-side pacing procedural kits, positions us to retain and grow our introducer business with the world's leading pacemaker company.

Sales of advanced delivery products, primarily left ventricle lead delivery system kits (LVLDS) and related components to Medtronic in support of its InSync(TM) device for treatment of congestive heart failure, increased to $5,544,000 for the year compared to $4,520,000 for 2001, but declined to $1,557,000 in the fourth quarter compared to $2,046,000 in the fourth quarter of 2002. As we announced on March 28, 2002, packaging of the next generation of LVLDS kits began to transition to a Medtronic facility starting in the second quarter of 2002, and as evidenced by the decline in sales in this quarter and the previous quarter, that transition is underway.

We sold nearly $100,000 of Axia RSN safety needles during the fourth quarter, some for on-going distribution to physicians, and some for market evaluations. This is still a very modest amount of needle sales in comparison to our expectations as well as the potential market. As I have indicated in previous public discussions, the safety needle market has been far more challenging than any of us anticipated when the initial safety needle legislation passed in November 2000. We are making progress, however. We are most encouraged by the impending launch of the safety needle in Medtronic procedural kits for US distribution later this quarter. We are optimistic that the Medtronic launch will be the catalyst to building momentum in this market. Our automated assembly equipment will be fully qualified and operational by the end of the first quarter.

Gross margins for 2002 were 46.9 percent compared to 48.4 percent for the year ended December 31, 2001. We anticipated lower margins during the year because of additions to our infrastructure, namely a new clean room, expanded manufacturing space, amortization of our safety needle licensing agreement for the arterial market, and additional management personnel to accommodate the growth of our business and to prepare for safety needle manufacturing. Until safety needle revenue accelerates we expect our margins to stay in a range similar to 2002.

Our research and development expenses increased 44 percent compared to a year ago. As a percent of sales, research and development costs were 9.3 percent in 2002 compared to 8.5 percent in 2001. We continue to work on the development of innovative, proprietary products, designed to broaden our offering and allow us to grow our venous market position and expand into the arterial market in 2003.

Our sales and marketing expenses increased nearly 50 percent as we added a sales and marketing director, two product managers and expanded our marketing activities related to the Axia RSN safety needle. Sales and marketing costs still represent only 3.0 percent of sales, but we expect those costs to grow to approximately 5 percent of sales as 2003 progresses. We are confident that this commitment of resources will have a significant payback in increased revenues in the quarters and years to come.

We continue to monitor very closely our general and administrative expenses which increased only 8 percent for the year and declined as a percent of sales from 11.8 percent to 9.8 percent for the year 2002 compared to 2001.

As a result we were able to bring 16.0 percent of our sales to after tax net income for the year and over 18.0 percent in the fourth quarter of 2002.

Recognition of expense related to the granting of employee stock options has been a controversial topic over the past year. We have elected not to record the estimated cost of a stock option grant in our


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financial results. Had we made such an estimate using the Black-Scholes model for estimation, our earnings per share on a fully diluted basis for 2002 would have been reduced from $.57 to $.54. For 2001, the impact would have been a reduction on a comparable basis of $.02 per share. Our cash situation remains strong with over $7 million in the bank. We have no bank debt and our net worth is now over $15 million. Our assets of $18.6 million compare to $3.1 million of liabilities. Our sound balance sheet and profitability provide us with the resources to take advantage of market opportunities should they appear. With the goal of revenue diversification, we are exploring the acquisition of new product lines and technologies to complement our existing product offering.

In the fourth quarter, we began shipping various sizes of our new, valved venous introducer for customer evaluations. This introducer is designed to minimize the possibility of air embolisms and reduce blood loss from the access site. While we intend to offer the valve on most of our introducers, it is an especially attractive product for hemo-dialysis procedures in which the large introducer size increases the possibility of the patient experiencing an air embolism, a potentially life-threatening event. We received FDA marketing clearance in May 2002. During the clinical evaluations, we discovered a design improvement that we decided to incorporate into the product which has delayed the shipment of production units until the start of the second quarter. The clinical feedback on this introducer, the FlowGuard(TM), has been extremely positive and initial indications are that this product should have a very favorable near term impact on our sales.

Our advanced delivery development team is working on two development projects, both of which have supply agreements attached and both of which are products with the potential for significant future revenue. We are negotiating for other advanced delivery development work to leverage our expertise in articulating guide catheter technology.

As previously mentioned, we expect the creation of a sales and marketing department during 2002 to have a very positive influence on our sales results in 2003 and beyond. We now have a Sales and Marketing Director, two product managers/salespersons, soon to be three, and a customer service representative, all new positions when compared to the start of 2002. We are calling on substantially more accounts, developing physician relationships, understanding and addressing the needs of our existing customers and in general creating a market awareness of the capabilities of our Company. One of the major initiatives in 2003 is to establish a presence in the European marketplace. We will be exhibiting in three major shows in Europe starting in March. We have the world's leading offering of venous introducers, the best introducer guidewire safety needle in the market and a developing offering of advanced steerable delivery systems and capabilities that we believe will allow us to gain sales from European medical device companies that we currently do not call on.

In early January 2003, we were very pleased to announce the addition of Albert Emola to our Board of Directors. Mr. Emola has spent his entire career in the medical business including stints with St. Jude Medical, Flexmedics, Inc., a privately held guidewire manufacturing company and most recently as CEO of Vital Images, a publicly traded medical imaging software company in the Twin Cities. Mr. Michael Selzer, a Board member since 1999, has decided not to stand for reelection this year in order to devote more time to his role as CEO of Urologix, Inc. We very much appreciate and want to publicly thank Mr. Selzer for the contributions he made to the Company over the past several years.

Now let me update the guidance for 2003 that we provided in our Form 8-K filed with the SEC in December of 2002:

* During 2003, we expect a significant portion of the $5.5 million in LVLDS sales to transition to Medtronic's own facility, starting in the second quarter. The timing and extent of those transfers is uncertain at this time. We believe we have enough revenue opportunities consisting of growth in


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     safety needle sales, sales of our new FlowGuard valved introducer and new customer prospects to more than offset the loss of LVLDS sales. The rate of adoption of safety needles in the marketplace and the pace of growth in valved introducer sales will determine the quarter-by-quarter sales comparisons that we experience. In the second half of 2003, we expect to begin realizing revenue from sales of advanced delivery system development contracts that will transition into supply agreements.

     We fully expect to grow our revenue and bottom line in 2003 but most likely at a slower pace than the 30 percent growth realized in 2002. If this is the actual outcome, it will represent a very big accomplishment in broadening our customer and product base and reducing our dependence on a single large customer.

* We anticipate our gross margin percent to remain in the same range as achieved in 2002. We also expect that our operating expenses will remain relatively the same as a percent of sales when compared to 2002, except for an increase in selling expenses.

* For the first quarter of 2003, we anticipate sales growth compared to 2002 in the 6 to 10 percent range. Sales in Q1 of 2002 were approximately $4.3 million.

2003 will be a challenging year for our Company while we develop new sources of revenue to replace the LVLDS sales and continue the growth of the business. With our expanded customer base and growing introducer sales, our new supply agreement with Medtronic, multiple commitments to begin marketing our safety needle, the launch of our new valved venous introducer, the exciting opportunities in the advanced delivery systems development projects, and our European initiatives, we believe we have positioned the Company to meet that challenge. With our positive cash flow and debt free balance sheet, we are a stronger company today than we were one year ago. We have many opportunities for increased revenue growth in the years ahead and for building a company that is a substantial force in the worldwide venous and arterial access and accessory market. I can assure you that all Medamicus employees are committed to achieving this goal and earning your continued support.

Thanks for listening today. I'm happy to entertain any questions you may have.